Exhibit 10.1

[Letter head]

Private and Confidential

September 30th 2019
Miguel Fernandez
RELOCATION ASSISTANCE
Dear Miguel:
This letter confirms an extension of certain relocation assistance relating to your permanent relocation to the United Kingdom from Mexico in connection with your employment with Avon Cosmetics Limited, a wholly owned subsidiary of Avon Products, Inc. (collectively for purposes of this letter, “Avon”). This letter is an update to a prior relocation assistance letter, dated 6 August 2018, and serves to confirm that the housing allowance and education assistance described therein has been extended for an additional year, through August 31st 2020, subject to you remaining actively employed by Avon.

The items in this letter do not create a contract of employment, but simply seek to confirm the conditions that pertain to your relocation assistance. In the event of any change in circumstances, or additional matters not known at this time, Avon reserves the right to make adjustments to this letter.

For the avoidance of doubt, all other terms of your contract of employment remain unchanged and in effect.

Sincerely,

/s/ Kay Nemoto________________
Kay Nemoto Senior Vice President, Chief Strategy and Human Resources Officer

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby agree to and accept the foregoing terms and conditions. I understand that Avon’s policies are subject to amendment and change as deemed appropriate by Avon.

_______________________ _____________
Miguel Fernandez Date